EXHIBIT 10.2

  FORM OF CONTRACTOR AGREEMENT FOR
SYSTEM INTEGRATION AND CONSULTING SERVICES

THIS AGREEMENT is entered into as of August 27, 2007 by and between CYBRA Corporation, whose address is One Executive Blvd., Yonkers, NY 10701 ("Company" or “CYBRA”), and Solzon Corporation, with an address at ______________________________________("Contractor" or “Solzon”).

PREAMBLE

1. The parties are simultaneously herewith, entering into a Reseller Agreement whereby Solzon will sell the EdgeMagicTM application software which together with the associated Equipment and Custom Software interfaces shall constitute a “System”; to certain customers of the Company (“CYBRA Customers”).

2. The parties are also simultaneously herewith, entering into a Technology License Agreement, pursuant to which Solzon and the Company have reached certain agreements relating to Solzon’s iSeries Edge Product (RFID for iSeries).

3. CYBRA desires that Solzon provide certain professional services in support of the installation and configuration of the System at certain of CYBRA’s Customers’ facilities, including the development of software interfaces between the EdgeMagic software and CYBRA Customers’ software, where necessary, which will be owned by CYBRA.

4. Solzon agrees to provide such services to CYBRA’s Customers in accordance with the terms and conditions of this Agreement.

1. SERVICES AND DELIVERY

Contractor shall provide to the Company the services described on Schedule 1 ("Services").

For purposes of planning, Contractor shall provide estimates of time for Services to be provided during the term of this Agreement, prior to rendering such Services. These services estimates will be developed on a project-by-project basis and will be documented by a Statement of Work or Task Order.

2. COMPENSATION AND SUPPORT

A. Contractor will be paid per diem rates for performing System Integration projects and “scar tissue rates” in accordance with Schedule 2 (“Rates”) upon submission of invoices containing a full, detailed description of work performed.

B. The Company shall reimburse the Contractor for all normal and customary expenses incurred in connection with the performance of the Services. Contractor shall maintain expenses records and receipts for any such expenses. Any expense in excess of $_________, must be approved, in advance, by CYBRA.

C. Contractor shall be responsible to maintain its own off-customer premises work space, office supplies, and secretarial support, but consistent with the convenience of the Company may perform all or part of the Services at the Company’s facilities with the prior agreement of the Company.

3. CONFIDENTIAL RELATIONSHIP

A. The terms and conditions of the existing Non-Disclosure Agreement between the Company and the Contractor are herewith incorporated herein by reference

B. Contractor shall not disclose the form or substance of the Services, any reports, recommendations, conclusions or other results of the Services or the existence or the subject matter of this Agreement without the prior written consent of the Company. The parties recognize that a breach, or threatened breach, of the terms of this Agreement, and specifically of this paragraph 3, could result in substantial damages to the Company. In addition to the remedies generally available to the Company, the parties agree that the Company shall be entitled to obtain an injunction against the Contractor in any court of competent jurisdiction with respect to such breach or threatened breach.

C. Solzon to present itself to CYBRA’s customers when performing Services hereunder as CYBRA Corporation’s Premier Integration Partner.

4. PROPRIETARY RIGHTS

A. The work product of the Services, including all writing, artwork and innovations resulting from the Services (the "Materials"), shall be the property of Company, its successors and assigns. Contractor acknowledges that Contractor's work in connection with the Services provided hereunder has been specially ordered or commissioned by Company, and that to the extent permitted by law the Materials shall be considered work made for hire, and that Company shall own all right, title and interest therein. Company shall be considered the author of the Materials for purposes of copyright and shall own all the rights in and to the copyright of the Materials, and only Company shall have the right to register copyright in the Materials, which Company may do in its name or the name of its nominee(s).

B. To the extent that title to any of the Materials does not vest in Company by reason of same being a work made for hire, Contractor hereby grants, assigns and transfers to Company all right, title and interest in and to the work product of the Service and all Materials, and the results and proceeds thereof, including copyright therein, to the extent that Contractor has had or will have any right, title or interest herein. Contractor shall perform all lawful acts requested by the Company (i) to perfect the Company's title therein, and (ii) where applicable, to enable the Company or its nominee to obtain and/or maintain copyright, patent or other legal protection therefor anywhere in the world. However, any Materials provided by Contractor from previous engagements and experiences shall be co-owned by Company and Contractor. Contractor will identify these Materials prior to their use in order to accurately reflect their treatment under this agreement.

C. In performing the Services hereunder, each of Contractor and the Company agree that they will not attempt, directly or indirectly, to solicit the employment of each others’ employees or otherwise attempt to induce any such employees to leave the employ of Contractor or the Company as the case may be.

5. WARRANTIES AND INDEMNIFICATION

Contractor represents and warrants that the Materials are original and that Contractor has the right to perform the services and to grant the rights granted hereunder. Contractor further warrants that the Materials do not infringe any copyright, whether common law or statutory, and will not violate any law or any personal or property rights. Contractor shall indemnify and hold harmless the Company or those to whom the Company may license or grant rights hereunder from any and all claims, demands, suits, actions, losses, damages, liabilities, or expenses (including reasonable attorney's fees) arising out of any breach or alleged breach of any of the foregoing warranties. Contractor shall indemnify and save the Company harmless from and against all claims arising in favor of any person, firm or corporation on account of personal injury or property damage in any way resulting from the act or omission of Contractor, Contractor's employees or agents.

6. TERMINATION

The Company or Contractor may terminate this Agreement in whole or in part upon sixty days (60) prior written notice to the other party. In the event of termination or upon completion of the Services to be performed pursuant to this Agreement, Contractor shall promptly return to the Company any and all equipment, documents, or materials, and all copies made thereof, which Contractor received from the Company for the purposes of performance of this Agreement or created in connection with the performance of such services.

If the Contractor terminates this Agreement pursuant to this paragraph, the Contractor will complete any ongoing project Services unless the Company agrees to an earlier termination. The parties recognize that the Company would be irreparably harmed if the Contractor abandons any ongoing project or terminates this Agreement at a time when any project previously defined by an approved Statement of Work or Task Order, consistent with paragraph 1, has been awarded and pending. In addition to being subject to all other remedies available to the Company in such circumstances, in law and equity, the Contractor shall be responsible for the payment of all costs associated with any such abandonment or termination as well as damages equal to three times the value of any project services abandoned or terminated prematurely. If the Company terminates this Agreement pursuant to this paragraph prior to the completion of the Services to be performed hereunder, the Company's sole obligation shall be to pay Contractor the amount due for the Services completed as of the effective date of termination, calculated consistent with section 2, "Compensation and Support." The determination of the amount of "services completed" under this paragraph shall be made mutually by both Company and Contractor in good faith, applying the standards of time spent, acceptability of performance and quantity of performance, but in no event shall it exceed the amounts set forth in section 2. The Company shall retain all of its rights to materials submitted by Contractor prior to such termination.

7. NOTICES

All notices and billing shall be in writing and sent to the following addresses by hand, by facsimile or by overnight courier:

To the Company:

CYBRA Corporation
One Executive Blvd.
Yonkers, NY 10701-6804
Attn: President

To Contractor:

8. SURVIVAL

The terms and conditions of paragraphs 3, 4, 5, 7 and 9 shall survive the termination of this Agreement.

9. ASSIGNMENT

Contractor shall not assign the benefits of this Agreement and shall not subcontract or otherwise delegate any of the services to be performed hereunder without the prior written consent of the Company, and any purported assignment in violation of this provision shall be void and a nullity. The Company may assign this Agreement and delegate its responsibilities.

10. ENTIRE UNDERSTANDING; NO AGENCY OR EMPLOYMENT

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may not be modified except by a writing executed by both parties. Nothing in this Agreement shall be deemed to create the relationship of employer-employee, or any agency, joint venture or similar relationship between the parties. Neither party is authorized to enter any agreement or incur any obligation for the other. Contractor expressly disclaims any claim to benefits afforded by Company, or its affiliates, to employees of Company. Contractor shall be responsible for the payment of all expenses associated with its employees’ delivering services to the Company, including, without limitation, disability, workers’ compensation and professional liability insurance.

11. GOVERNING LAW

This Agreement, and the rights and obligations of the parties hereto, shall be governed, construed, and interpreted according to the law of the State of New York applicable to contract made and fully performed therein, and exclusive jurisdiction of all disputes shall be in the federal and state courts sitting within the State of New York.

12. BINDING EFFECT

Subject to paragraph 9, this Agreement shall be binding upon the parties hereto, their heirs, successors, assigns and personal representatives.

13. NO WAIVER

No waiver of any term or condition of this Agreement, or any breach of this Agreement or any part hereof, shall be deemed a waiver of any other term or condition of the Agreement or of any later breach of the Agreement or any part thereof.

CONTRACTOR	COMPANY

SOLZON CORPORATION	CYBRA CORPORATION

By:	By:

Name:	Name:

Title:	Title:

Tax Identification Number: __________________

SCHEDULE 1

Services to be Provided by Solzon Corporation

1. Solzon to act as Premier Integration Partner for the implementation of CYBRA’s EdgeMagic™ product.

2. Solzon to provide collaboration in the form of consulting services required for the system design and architecture of CYBRA’s EdgeMagic™ Java based iSeries product.

3. Solzon to be available to answer customers’ RFID and associated real life questions (“scar tissue”) regarding application and customer needs based on Solzon’s years of experience in developing, installing and supporting RFID system customers. This assistance will be provided on both a pre-sales and post-sales basis. This assumes the activity is outside of the scope of a defined project previously documented by a Statement of Work or Task Order.